Exhibit 99.1

Contact:	Contact:
Trans World Entertainment	MWW Group
John J. Sullivan	Richard Tauberman
EVP, Chief Financial Officer	(rtauberman@mww.com)
(518) 452-1242	(201) 507-9500
38 Corporate Circle
Albany, NY 12203
www.twec.com

NEWS RELEASE

TRANS WORLD ENTERTAINMENT ANNOUNCES SECOND QUARTER 2005 RESULTS

Albany, NY, August 11, 2005 — Trans World Entertainment Corporation (Nasdaq: TWMC) today announced total sales of $253.1 million for the second quarter ended July 30, 2005, compared to $277.2 million in the second quarter of 2004.  In the second quarter, the Company operated 797 stores, 7% fewer than last year. For the second quarter of 2005, the Company incurred a net loss of $7.0 million, or $0.21 per share. The net loss includes a charge of $1.1 million or $0.03 per share for Ohio state tax changes enacted late in the quarter that were not anticipated in the Company’s updated guidance disclosed on July 7, 2005.  Net income for the second quarter of 2004 was $9.3 million, or $0.25 per diluted share, including an income tax benefit of $10.5 million, or $0.28 per diluted share, and an extraordinary gain of $2.2 million, net of taxes, or $0.06 per share related to the acquisition of the Wherehouse Entertainment Stores in 2003.  Comparable store sales in the second quarter of 2005 decreased 5%.

“After positive comparable store sales in May, we experienced a decline during the remainder of the quarter.  Demand for our core categories of music, video and video games slowed in June and July,” said Robert J. Higgins, Chairman and Chief Executive Officer of Trans World Entertainment.

Gross profit as a percentage of sales for the second quarter of 2005 was 36.7% versus 37.2% in the second quarter of 2004.  SG&A as a percentage of sales was 37.4% compared to 36.2% last year.

Sales for the twenty-six week period ended July 30, 2005 were $538.5 million, compared to $581.7 million in 2004. Net loss for the twenty-six week period was $7.9 million or $0.24 per diluted share compared to net income of $11.7 million or $0.31 per diluted share in 2004.

“The Company believes that the music releases that were delayed in the second quarter, which negatively impacted our results, will be distributed during the third quarter.  However, based on the past quarter’s sales trends, the Company is adopting a more conservative forecast and is reducing its annual earnings guidance to between $0.65 and $0.70 for fiscal 2005.  We remain on track to introduce our next generation LVS3 and Backstage Pass customer loyalty program later this year, and are working on a number of enhancements to our digital music capabilities,” concluded Mr. Higgins.

Trans World Entertainment is a leading specialty retailer of music, video and video game products.  The Company operates 797 retail stores in 46 states, the District of Columbia, the U.S. Virgin Islands, Puerto Rico and e-commerce sites, www.fye.com, www.coconuts.com, www.wherehouse.com and www.secondspin.com.  In addition to its mall locations, operated primarily under the f.y.e brand, the Company also operates freestanding locations under the names Coconuts Music and Movies, Strawberries Music, Wherehouse, CD World, Spec’s, Second Spin  and Planet Music.

Certain statements in this release set forth management’s intentions, plans, beliefs, expectations or predictions of the future based on current facts and analyses.  Actual results may differ materially from those indicated in such statements.  Additional information on factors that may affect the business and financial results of the Company can be found in filings of the Company with the Securities and Exchange Commission.

- table to follow -

TRANS WORLD ENTERTAINMENT CORPORATION

Financial Results

INCOME STATEMENTS:

(in millions, except per share data)

	Thirteen Weeks Ended				Twenty-six Weeks Ended
	July 30,	% to	July 31,	% to	July 30,	% to	July 31,	% to
	2005	Sales	2004	Sales	2005	Sales	2004	Sales

Sales	$253.1		$277.2		$538.5		$581.7

Cost of sales	160.2	63.3%	174.2	62.8%	341.1	63.3%	365.4	62.8%
Gross profit	92.9	36.7%	103.0	37.2%	197.4	36.7%	216.3	37.2%

Selling, general and administrative expenses	94.8	37.4%	100.5	36.2%	192.4	35.7%	201.6	34.7%

Depreciation and amortization	8.4	3.3%	8.4	3.0%	16.6	3.1%	17.0	2.9%
Loss from operations	(10.3)	-4.0%	(5.9)	-2.1%	(11.6)	-2.1%	(2.3)	-0.4%

Other income (net)	(0.8)	-0.3%	—	0.0%	(0.8)	-0.1%	—	0.0%

Interest expense	0.4	0.1%	0.4	0.1%	0.6	0.1%	0.7	0.1%

Loss before income taxes and extraordinary gain - unallocated negative goodwill	(9.9)	-3.8%	(6.3)	-2.3%	(11.4)	-2.1%	(3.0)	-0.5%
Income tax benefit	(2.9)	-1.1%	(13.4)	-4.8%	(3.5)	-0.6%	(12.1)	-2.1%
Income (loss) before extraordinary gain - unallocated negative goodwill	$(7.0)	-2.7%	$7.1	2.6%	$(7.9)	-1.5%	$9.1	1.6%
Extraordinary gain - unallocated negative goodwill, net of income taxes	$—	0.0%	$2.2	0.8%	$—	0.0%	$2.6	0.4%
NET INCOME (LOSS)	$(7.0)	-2.7%	$9.3	3.4%	$(7.9)	-1.5%	$11.7	2.0%

Basic income (loss) per common share:
Income (loss) per share before extraordinary gain - unallocated negative goodwill	$(0.21)		$0.20		$(0.24)		$0.26
Extraordinary gain - unallocated negative goodwill, net of income taxes	$—		$0.06		$—		$0.07
Basic income (loss) per share	$(0.21)		$0.26		$(0.24)		$0.33
Weighted average number of common shares outstanding - basic	32.5		35.1		32.7		35.5

Diluted income (loss) per common share:
Income (loss) per share before extraordinary gain - unallocated negative goodwill	$(0.21)		$0.19		$(0.24)		$0.24
Extraordinary gain - unallocated negative goodwill, net of income taxes	$—		$0.06		$—		$0.07
Diluted income (loss) per share	$(0.21)		$0.25		$(0.24)		$0.31
Weighted average number of common shares outstanding -diluted	32.5		36.9		32.7		37.2

SELECTED BALANCE SHEET CAPTIONS:

(in millions, except store data)

Cash and cash equivalents	$50.9	$39.9
Merchandise inventory	401.1	422.2
Fixed assets (net)	128.5	122.8
Accounts payable	182.2	196.5
Long-term debt, less current portion	20.9	12.5

Stores in operation	797	853